Exhibit 99.1

FOR IMMEDIATE RELEASE

CEDAR REALTY TRUST, INC.

REPORTS SECOND QUARTER 2012 RESULTS

Port Washington, New York – August 9, 2012 – Cedar Realty Trust, Inc. (NYSE: CDR) today reported its financial results for the second quarter ended June 30, 2012.

Highlights

•	Operating FFO of $0.16 per diluted share, including $3.4 million of income related to replacing the dark anchor at the Company’s Oakland Commons center in Bristol, Connecticut

•	Same-property cash NOI improved 1.1%; excluding the timing impact of replacing the dark anchor, same property cash NOI would have improved 1.9%

•	Increases full year 2012 Operating FFO guidance range to $0.46 to $0.50 per diluted share

•	Completes initial offering and establishes an at-the-market (“ATM”) sales program for new 7.25% Series B Preferred Stock

“We continue to have positive momentum with our divestiture, small shop and dark anchor initiatives. Since announcing our divestiture program, we have closed, put under contract or teed up for return to a lender a total of 43 assets representing $124.3 million” stated Bruce Schanzer, President and CEO of Cedar. “We have also seen consecutive quarters of small shop leasing gains and the replacement of one of our dark anchors. We remain confident that these initiatives along with other measures we are taking will lead to long-term shareholder value creation through a stronger balance sheet and an improved portfolio.”

Financial Results

Operating FFO for second quarter 2012 was $11.2 million or $0.16 per diluted share, compared to $8.1 million or $0.12 per diluted share for the same period in 2011. Operating FFO for six months ended June 30, 2012 was $19.2 million or $0.27 per diluted share, compared to $17.4 million or $0.25 per diluted share for the same period in 2011. Operating FFO for the second quarter and six months ended June 30, 2012 included $3.4 million of income ($3.0 million termination fee and $0.4 million accelerated amortization of an intangible lease liability) in connection with replacing the dark anchor at the Company’s Oakland Commons center in Bristol, Connecticut.

Net income attributable to common shareholders for second quarter 2012 was $1.2 million or $0.01 per diluted share, compared to a net loss of $(27.7) million or $(0.41) per diluted share in 2011. Net loss attributable to common shareholders for six months ended June 30, 2012 was $(8.1) million or $(0.13) per diluted share, compared to a net loss of $(40.0) million or $(0.59) per diluted share in 2011. Net income (loss) for the second quarter and six months ended June 30, 2012 included the $3.4 million of income related to replacing the dark anchor at Oakland Commons. Further, the net loss for the six months ended June 30, 2012 included a $2.6 million accelerated write-off of deferred financing costs in connection with the Company obtaining a new credit facility. The net loss for the second quarter and six months ended June 30, 2011 included impairment and management transition charges aggregating $26.6 million and $37.0 million, respectively.

Portfolio Results

Leasing

In the second quarter 2012, the Company signed 31 renewal leases for approximately 74,000 square feet with an average increase in base rents of 8.6% on a cash basis. The Company also signed 13 new leases for approximately 62,000 square feet at an average base rent of $13.08 per square foot. The average base rent on new leases was $1.45 per square foot above the $11.63 average rent per square foot in the Company’s consolidated portfolio (which excludes the unconsolidated Cedar/RioCan joint venture and assets held for sale/conveyance).

Occupancy

At June 30, 2012, the Company’s operating portfolio was 91.9% leased and 90.2% occupied. This compares to occupancy of 90.6% at March 31, 2012 and 90.2% at June 30, 2011. Occupancy for the Company’s same-center portfolio, which excludes redevelopment properties and ground-up developments, was 92.4% at June 30, 2012 compared to 93.2% at March 31, 2012 and 92.5% at June 30, 2011. The decreases in occupancy from March 31, 2012 reflect the termination of the dark anchor at Oakland Commons to prepare for the replacement tenant that is expected to take possession in late 2012.

Same-Property Results

Same property cash NOI for the second quarter 2012 compared to second quarter 2011 increased 1.1%, excluding ground-up developments and redevelopments, and increased 0.9% including redevelopments. This growth excludes lease termination income and was negatively impacted by the timing of replacing the dark anchor at Oakland Commons. Excluding this timing impact, same property cash NOI would have increased 1.9% excluding ground-up developments and redevelopments, and increased 1.6% including ground-up developments and redevelopments.

Preferred Stock

On May 22, 2012, the Company completed a public offering of 400,000 shares of its new 7.25% Series B Cumulative Redeemable Preferred Stock at $23.00 per share for gross proceeds of $9.2 million and yield of 7.9%. Additionally, on May 29, 2012, the Company established an ATM program under which it may sell from time to time up to 4.0 million shares of its Series B Preferred Stock. Through July 13, 2012, the Company sold approximately 199,000 shares of its Series B Preferred Stock under the ATM program at an average price and yield of $23.01 and 7.9%, respectively.

On June 28, 2012, the Company redeemed 360,000 shares of its Series A Cumulative Redeemable Preferred Stock at $25.00 per share plus accrued and unpaid dividends. Additionally, through August 7, 2012, the Company purchased approximately 121,000 shares of its Series A Preferred Stock on the open market at an average price of $25.11 per share plus accrued and unpaid dividends.

2012 Guidance

The Company has increased its full year 2012 Operating FFO guidance to a range of $0.46 to $0.50 per diluted share. The Company notes that an important variable in its projected results is the timing of the divestitures arising from the execution of its near-term strategic plan. Additionally, this range includes the lease termination income recognized in the second quarter of 2012.

Funds From Operations Reconciliation

The Company reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements prepared in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. The Company’s computation of FFO, as detailed in the attached schedule, is in accordance with NAREIT’s pronouncements. The Company also presents “Operating FFO”, which excludes certain items that are not indicative of the results provided by the Company’s consolidated portfolio and that affect the comparability of the Company’s period-over-period performance, as also detailed in the attached schedule.

Supplemental Financial Information Package

The Company has issued “Supplemental Financial Information” for the period ended June 30, 2012. Such information has been filed today as an exhibit to Form 8-K and will also be available on the Company’s website at http://ir.cedarrealtytrust.com.

Investor Conference Call

The Company will host a conference call today, August 9, 2012, at 5:00 PM (ET) to discuss the second quarter results. The conference call can be accessed by dialing (877) 705-6003 or (1) (201) 493-6725 for international participants. A live webcast of the conference call will be available online on the Company’s website at http://ir.cedarrealtytrust.com.

A replay of the call will be available from 8:00 PM (ET) on August 9, 2012, until midnight (ET) on August 23, 2012. The replay dial-in numbers are (877) 870-5176 or (1) (858) 384-5517 for international callers. Please use passcode 397742 for the telephonic replay. A replay of the Company’s webcast will be available on the Company’s website for a limited time.

About Cedar Realty Trust

Cedar Realty Trust, Inc. is a fully-integrated real estate investment trust which focuses on the ownership and operation of primarily grocery-anchored shopping centers straddling the Washington DC to Boston corridor. The Company’s portfolio (excluding properties treated as “held for sale”) is comprised of 67 properties, with approximately 9.6 million square feet of GLA. In addition, the Company has an ownership interest in 22 properties, with approximately 3.7 million square feet of GLA, through its Cedar/RioCan joint venture in which the Company has a 20% interest.

For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarrealtytrust.com.

Reference to Form 10-Q

For further details, interested parties are urged to review the Form 10-Q for the quarter ended June 30, 2012 filed today with the Securities and Exchange Commission. The Form 10-Q will also be available on the Company’s website at http://ir.cedarrealtytrust.com.

Forward-Looking Statements

Statements made or incorporated by reference in this press release may include certain “forward-looking statements”, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations and, as such, may involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, those set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Accordingly, the information contained herein should be read in conjunction with that report.

Contact Information:

Cedar Realty Trust, Inc.

Investor Relations

Brad Cohen

(203) 682-8211

The following is a reconciliation of net income (loss) attributable to common shareholders to FFO and Operating FFO for the three and six months ended June 30, 2012 and 2011:

CEDAR REALTY TRUST, INC.

Reconciliation of Net Income (Loss) Attributable to Common Shareholders to Funds From Operations

and Operating Funds From Operations

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net income (loss) attributable to Company’s common shareholders	$1,236,000	$(27,668,000)	$(8,104,000)	$(39,977,000)
Real estate depreciation and amortization	9,712,000	10,939,000	25,392,000	21,349,000
Limited partners’ interest	8,000	(579,000)	(97,000)	(839,000)
Impairment charges/(reversals)	—	20,247,000	(1,138,000)	30,533,000
Gain on sales	(372,000)	(474,000)	(829,000)	(502,000)
Consolidated minority interest:
Share of income (loss)	662,000	(22,000)	1,708,000	(47,000)
Share of FFO	(1,377,000)	(1,476,000)	(2,791,000)	(2,980,000)
Unconsolidated joint ventures:
Share of income	(576,000)	(34,000)	(1,021,000)	(825,000)
Share of FFO	1,587,000	1,182,000	3,056,000	3,064,000

Funds From Operations (“FFO”)	10,880,000	2,115,000	16,176,000	9,776,000
Adjustments for items affecting comparability:
Management transition charges and employee termination costs	—	6,350,000	—	6,875,000
Accelerated write-off of deferred financing costs	—	—	2,607,000	—
Share-based compensation mark-to-market adjustments	(20,000)	(551,000)	10,000	(701,000)
Preferred stock redemption costs	382,000	—	382,000	—
Acquisition transaction costs and terminated projects, including Company share from the Cedar/RioCan joint venture	—	234,000	—	1,487,000

Operating Funds From Operations (“Operating FFO”)	$11,242,000	$8,148,000	$19,175,000	$17,437,000

FFO per diluted share:	$0.15	$0.03	$0.23	$0.14

Operating FFO per diluted share:	$0.16	$0.12	$0.27	$0.25

Weighted average number of diluted common shares:
Common shares	71,136,000	68,099,000	70,850,000	67,664,000
OP Units	462,000	1,415,000	637,000	1,415,000

	71,598,000	69,514,000	71,487,000	69,079,000